PIONEER GROWTH SHARES


                          Establishment and Designation
                                       of
        Class A Shares, Class B Shares, Class C Shares and Class Y Shares
                            of Beneficial Interest of
                              Pioneer Growth Shares


     The undersigned, being a majority of the Trustees of Pioneer Growth Shares, a Delaware business trust (the "Fund"), acting pursuant to Article V, Section 1 of the Agreement and Declaration of Trust dated June 16, 1994 of the Fund (the "Declaration"), do hereby divide the shares of beneficial interest of the Fund (the "Shares") to create four classes of Shares of the Fund as follows:

1.   The four classes of Shares  established and designated  hereby are "Class A
     Shares,"   "Class B  Shares,"  "Class  C  Shares"  and  "Class  Y  Shares,"
     respectively.

2. Class A Shares, Class B Shares, Class C Shares and Class Y Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

3. The purchase price of Class A Shares, Class B Shares, Class C Shares and Class Y Shares, the method of determining the net asset value of Class A Shares, Class B Shares, Class C Shares and Class Y Shares and the relative dividend rights of holders of Class A Shares, Class B Shares, Class C Shares and Class Y Shares shall be established by the Trustees of the Trust in accordance with the provisions of the


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     Declaration and shall be set forth in the Trust's Registration Statement on
     Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

4. The Trustees, acting in their sole discretion, may determine that any Shares of the Fund issued are Class A Shares, Class B Shares, Class C Shares, Class Y Shares, or Shares of any other class of the Fund hereinafter established and designated by the Trustees.


     IN WITNESS WHEREOF, the undersigned have executed this instrument this 1st day of July, 1996.


/s/ John F. Cogan, Jr.              /s/ Marguerite A. Piret
John F. Cogan, Jr.                  Marguerite A. Piret
as Trustee and not individually     as Trustee and not individually
975 Memorial Drive, #802            162 Washington Street
Cambridge, MA  02138                Belmont, MA  02178


/s/ Mary K. Bush                    /s/ David D. Tripple
Mary K. Bush                        David D. Tripple
as Trustee and not individually     as Trustee and not individually
Health Policy Institute             6 Woodbine Road
53 Bay State Road                   Belmont, MA  02178
Boston, MA  02215


/s/ Richard H. Egdahl               /s/ Stephen K. West
Richard H. Egdahl, M.D.             Stephen K. West, Esq.
as Trustee and not individually     as Trustee and not individually
Health Policy Institute             Sullivan & Cromwell
53 Bay State Road                   125 Board Street
Boston, MA  02215                   New York, NY  10004


/s/ Margaret B.W. Graham            /s/ John Winthrop
Margaret B.W. Graham                John Winthrop
as Trustee and not individually     as Trustee and not individually
The Keep                            One Adgers Wharf
P.O. Box 110                        Charlestown, SC  29401
Little Deer Isle, ME 04650


/s/ John W. Kendrick
John W. Kendrick
as Trustee and not individually
6363 Waterway Drive
Falls Church, VA 22044